Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Second Quarter Ended March 31, 2021

McLean, VA, May 4, 2021: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2021. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2021	December 31, 2020	Change	% Change
Total investment income	$12,885	$12,882	$3	0.0%
Total expenses, net of credits	(6,486)	(6,602)	116	(1.8)

Net investment income	6,399	6,280	119	1.9
Net investment income per common share	0.195	0.195	—	—
Cash distribution per common share	0.195	0.195	—	—
Net realized loss	(1,089)	(2,152)	1,063	(49.4)
Net unrealized appreciation	15,989	8,175	7,814	95.6
Net increase in net assets resulting from operations	21,299	12,303	8,996	73.1
Weighted average yield on interest-bearing investments	10.6%	10.8%	(0.2)%	(1.9)
Total invested	$72,000	$29,098	$42,902	147.4
Total repayments and net proceeds	47,912	34,142	13,770	40.3

As of:	March 31, 2021	December 31, 2020	Change	% Change
Total investments, at fair value	$492,767	$452,359	$40,408	8.9%
Fair value, as a percent of cost	96.1%	92.7%	3.4%	3.7
Net asset value per common share	$8.11	$7.61	$0.50	6.6

Second Fiscal Quarter 2021 Highlights:

•	Portfolio Activity: Invested $72.0 million in three new proprietary portfolio companies lifting net originations to $24.1 million after $47.9 million in repayments and net proceeds.
•	Portfolio Mix/Yields: Secured 1st lien assets rose to 58% of the portfolio at cost while maintaining a 10.6% weighted average yield on debt investments.
•	Portfolio Performance: Portfolio companies continued to perform well generating equity and loan market value appreciation of $16.0 million.
•	Net Asset Value: Increased 9.6% from December 31, 2020 to $270.9 million and NAV per share rose 6.6% to $8.11 per share as of March 31, 2021.
•	Conservative Capital Base: Maintained a debt-to-equity ratio of 86.1%.
•	Debt Issuance: Completed a debt offering of an additional $50.0 million aggregate principal amount of our 2026 Notes at an effective rate of 4.28%.
•	Liquidity: Over $140 million of available liquidity under our credit facility.

Second Fiscal Quarter 2021 Results:

Other income increased by $0.2 million, or 24.9%, quarter over quarter, primarily due to an increase in prepayment fees received. Interest income decreased by $0.2 million, or 1.6%, quarter over quarter, driven mainly by a 1.9% decrease in the weighted average yield on our interest-bearing portfolio. Total expenses decreased by 1.8% quarter over quarter, primarily due to a $0.2 million increase in fee credits granted by our external investment adviser (the “Adviser”) associated with the up-front fees received for new deals.

Net Investment Income for the quarter ended March 31, 2021 was $6.4 million, an increase of 1.9%, as compared to the prior quarter, or $0.195 per share.

The Net Increase in Net Assets Resulting from Operations was $21.3 million, or $0.65 per share, for the quarter ended March 31, 2021, compared to $12.3 million, or $0.38 per share, for the quarter ended December 31, 2020. The current quarter increase was driven by $16.0 million in net appreciation during the period, which was driven by improvement in the financial and operational performance across our portfolio companies.

Subsequent Events: Subsequent to March 31, 2021, the following significant events occurred:

•	Portfolio Activity: In April 2021, we invested an additional $11.7 million in Encore Dredging Holdings, LLC, an existing portfolio company, through secured first lien debt and equity.
•

Transactions with the Advisor: In April 2021, we amended and restated our existing advisory agreement with our Adviser, as approved by our Board of Directors, to maintain the revised hurdle rate included in the calculation of the Incentive Fee for the period beginning April 1, 2021 through March 31, 2022, which was previously amended for the period beginning April 1, 2020 through March 31, 2021, increasing the hurdle rate from 1.75% per quarter (7% annualized) to 2.00% per quarter (8% annualized) and increasing the excess Incentive Fee hurdle rate from 2.1875% per quarter (8.75% annualized) to 2.4375% per quarter (9.75% annualized). The calculation of the other fees in the Advisory Agreement remain unchanged. All other terms thereof remained the same.

•	Distributions Declared: In April 2021, our Board of Directors declared the following monthly distributions to common stockholders for April, May, and June:

Record Date	Payment Date	Distribution per Common Share
April 23, 2021	April 30, 2021	$0.065
May 19, 2021	May 28, 2021	0.065
June 18, 2021	June 30, 2021	0.065

	Total for the Quarter	$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “We are pleased to report that our portfolio has continued to perform well and we have fully recouped the Covid related depreciation of last year. Last quarter was very active for originations and we managed to outpace repayments to achieve net investment growth and a nice increase in fee income. We currently expect much of the same for the balance of 2021 and we believe we remain well positioned to capitalize on our conservative leverage position to grow our lower middle market portfolio and earnings.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, May 5, 2021, at 8:30 a.m. EST. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 12, 2021. To hear the replay, please dial (877) 660-6853 and use playback conference number 13717649. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2021, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.